Exhibit 10.1

October 3, 2003

Bruce Ehlers
934 Olive Crest Dr.
Olivehain, CA 92024

Dear Bruce:

American Technology Corporation ("ATC") is pleased to present you with this employment offer under the following terms and conditions:

Title:	Senior Vice President of Engineering

Start Date:	September 29, 2003

Annual Base Salary:	$155,000.00

Bonus:	20% annual performance based bonus: (determined by Board of Directors)

Stock Options:

You will receive 75,000 stock options 30 days after employment. The options will vest quarterly over a 2-year period commencing after 6 months of employment. Vesting will commence on March 31, 2003. The exercise price will be the closing bid price on the date of issuance. Effective date of issuance is October 29, 2003.

Travel & Entertainment:	A budget will be established for T&E per Company forecasts.

Benefits:

Medical and dental insurance, ATC will provide coverage in terms stated in our Policy Manual. Premiums for both medical and dental insurance for employee and dependents are covered at 100% for HMO levels. If available, the employee can elect to upgrade the coverage at the cost to the employee. Benefits commence on first day of the month of employment. Life insurance coverage is part of the Dental plan and is covered by ATC.

ATC observes 9 paid holidays per calendar year. Our Personal Days Off ("PDO") policy is a combination of vacation and sick days. PDO hours are accrued per pay period. Your schedule is as follows:

Year one - 3 weeks or 4.62 hours per pay period;
Year five - 4 weeks or 6.15 hours per pay period.

Vacation Accruals (PDO) will max out at 200 hours.

A 401k package is available with multiple investment options and a company match of 25% of Employees deferral up to 6%.

Position Description:

This position will be responsible for directing all engineering and research and development activities for the company including the design of new products, modification of existing designs, improve production techniques, and develop test procedures.

Policy Manual:	Additional terms of your employment may be set forth in ATC's Policy Manual, as revised from time to time.

Arbitration:	You will be required to sign the attached Mutual Agreement to Arbitrate ("Arbitration Agreement"). (see exhibit)

You are entitled to all the published benefits of the company including, but not limited to those listed above. You are subject to a review after your completion of the 90-day probationary period to determine satisfaction of fulfilling job responsibilities as directed by Kalani Jones, COO. After successful completion of the probationary period and review you are eligible for time off accrued during the probationary period.

Please sign this offer in the space provided below signifying that you have read and accept the terms herein. Let me say that everyone at ATC is looking forward to having a person of your caliber join the team and hope you feel welcome.

Sincerely,	/S/ BRUCE EHLERS
Bruce Ehlers

/s/ RENEE WARDEN
Renee Warden
Director of Human Resources